Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made on May 30th, 2006 and shall become effective 45 days hence forth (the “Effective Date”) and is made by and between, W.A. Walker (“Walker”) and Quest Oil Corporation, a Nevada corporation, (“Quest”) and is ratified by Clyde L. Shinkle (“CLS”), Nancy Ann Glover (formerly Nancy Ann Shinkle and hereinafter, “NAS”), Michael James Shinkle (“MJS”) and Darleen Raulston (“DR”). (CLS, NSA, MJS and DR are collectively referred to herein as “Shinkle”).

I.

The Lease

WHEREAS, on July 15, 2004, Shinkle entered into an oil and gas lease with Walker (the “2004 Shinkle Lease”), thereby leasing to Walker, oil, gas and water rights (“OGWR”) underlying property (which shall be referred to herein as the “Shinkle Property” and which shall be described more completely in (i) the 2004 Shinkle Lease (a copy of which is attached hereto and incorporated herein as “Exhibit A”), and (ii) the last paragraph of this Section 1).

WHEREAS, the 2004 Shinkle Lease provides for (i) a one year term (the “Term”), and (ii) for the Term to be extended should there be any production (to “Produce” or “Production”) of oil or gas or water (“OGW”) in the subject property.

WHEREAS, since the execution of the 2004 Shinkle Lease there has been Production of OGW; and such Production of OGW has been evidenced by an Affidavit of Production (attached hereto as “Exhibit B” and hereinafter referred to as the “Affidavit”).

WHEREAS, as a result of the aforesaid Production, the 2004 Shinkle Lease and the assignments related thereto, are in full force and effect and are legally valid and shall remain so long as there is production of OGW.

WHEREAS, in order to legally confirm and ratify the legal validity and current effectiveness of the rights underlying the 2004 Shinkle Lease as well as the current interests of Walker and Shinkle in the same, Shinkle has executed the attached Ratification Agreement (attached hereto as “Exhibit C” and hereinafter referred to as the “Ratification”).

WHEREAS, on June 29, 2005, Walker executed an agreement (a copy of which is attached hereto as “Exhibit D”) that assigned a 75% Net Revenue Interest (hereinafter referred to as “NRI” the definition of which is contained in the 2004 Shinkle Lease) in the OGWR to the Shinkle Property to Milestone Energy Capital LLC (“Milestone”). As a result of the Exhibit D agreement, Shinkle retained a 12.5% royalty interest (hereinafter referred to as “RI” and the definition of which is contained in the 2004 Shinkle Lease) and Walker retained a 12.5% NRI in the OGWR in the Shinkle Property.

WHEREAS, on February 27, 2006 and May 17, 2006, Milestone executed agreements (copies of which are attached hereto as “Exhibit E” and “Exhibit F” respectively) with Walker which conveyed all of Milestone’s interest in the OGWR in the Shinkle Property to Walker.

WHEREAS, as of the date of this Assignment of Lease, with respect to ownership of the OGWR in the Shinkle Property, Shinkle owns a 12.5% RI, and Walker owns a 100% working interest and an 87.5% NRI.

WHEREAS, the 2004 Shinkle Lease which is the subject of this Assignment of Lease and which is related to the Shinkle Property is duly recorded in Book 50 of Leases at Page 505, Office of Register of Deeds of Greenwood County, Kansas.

II.

Terms and Conditions

NOW THEREFORE, in consideration of the following, and other good and valuable consideration, receipt of which is hereby acknowledged, Walker agrees to sell, assign, transfer, and convey to Quest, subject to the terms of the consulting agreement, all (100%) of Walker's right, title, and interest in the 2004 Shinkle Lease, the interests underlying the documents in Exhibits D, E and F and the real property covered by the 2004 Shinkle Lease, on the terms and conditions set forth below.

A. Consideration.

1. Consulting Agreement with W.A. Walker. Quest shall enter into a consulting agreement with W.A. Walker (attached as “Exhibit G”).

2. Restricted Common Shares. (a) 500,000 restricted common shares of Quest; and (b) 700,000 restricted common shares of Quest (“Balance Shares”). On a pro-rata basis, the Balance Shares shall be adjusted down should Quest not recover in gross revenues (net of bonuses and royalties to Walker and Shinkle), within 18 months of the closing date, 110% of the sum of: (a) $68,000; (b) $300,000; and (c) the actual cash spent on the Minimum Commitment (as defined below).

3. Minimum Commitment. Within 45 days from the Effective Date, Quest agrees to commence a work-over program of the 20 existing wells on the Shinkle Property requiring a capital investment of not less than $80,000 (the “Minimum Commitment”).

B. Due Diligence.

Quest shall have 45 days from the date of execution of this Assignment of Lease to conduct due diligence.

C. Costs.

All parties shall bear their own costs and fees.

III.

Quest to Perform 2004 Shinkle Lease

Quest accepts, on the terms and conditions specified in this instrument, this Purchase and Sale Agreement and agrees to fully perform all of the terms and conditions of the 2004 Shinkle Lease.

IV.

Indemnity Agreement

All signatures to this Agreement agree to indemnify and hold each other free and harmless from all claims, liability, loss, damage, or expense resulting from Quest's performance of the 2004 Shinkle Lease, Quest's occupation of any part of the real property covered by the 2004 Shinkle Lease, or the exploration for, or extraction by Quest under the 2004 Shinkle Lease of, any oil, gas, or other hydrocarbon substances.

V.

Modification and Extension of 2004 Shinkle Lease

Quest shall have the right to obtain from Lessor under the 2004 Shinkle Lease, or Lessor's successor in interest as Lessor under the 2004 Shinkle Lease, any modifications or extensions of the 2004 Shinkle Lease Quest may desire.

VI.

Work-Over Program

Within 45 days from the Effective Date, Quest must begin a work-over program of the twenty existing wells located on the land covered by the 2004 Shinkle Lease.

VII.

Default Clause

Should Quest fail to commence work-over operations on the Shinkle Property within one year after the date of this Agreement, or should Quest fail or default in the performance of the 2004 Shinkle Lease or this instrument, then Walker may, at Walker’s option, either declare Quest’s rights under the 2004 Shinkle Lease and this instrument forfeited and resume Walker's status as Lessee under the 2004 Shinkle Lease or bring appropriate action in law or equity either to enforce this instrument or to recover appropriate damages.

VIII.

Access to Wells

Walker shall have access to any well on the Shinkle Property and shall have the privilege of witnessing all tests and operations conducted on or in connection with any such well. On written request of Walker, Quest agrees to furnish Walker with copies of logs and reports obtained or prepared in connection with any well drilled on the land covered by the 2004 Shinkle Lease.

IX.

Shinkle and Walker Warranties

Shinkle and Walker make the following warranties with respect to the land covered by the 2004 Shinkle Lease:

(a)        The rights and interest conveyed to Quest by this instrument are free and clear of all liens, charges, and encumbrances;

(b)        Walker has the right to make the transfer and conveyance effectuated by this instrument;

(c)        No default or defaults now exist or have been declared under the 2004 Shinkle Lease; and

(d)        The 2004 Shinkle Lease is now in good standing and in full force and effect.

X.

Manner of Payments to Walker

All moneys payable under this Agreement by Quest to Walker shall be deemed duly paid when a check for them payable to the order of Walker is deposited in the United States mail, first-class postage prepaid, addressed to Walker at the following address:

W.A. Walker
c/o Gary House, Esq.
119 North Chautauqua Street
P.O. Box 6
Sedan, Kansas 67361

Walker may from time to time change depositories for the purpose of this paragraph by giving written notice of the change and the name and address of the new depository to Quest in the manner prescribed by Paragraph 11 of this instrument.

XI.

Notices

All notices or other communications required or permitted by this instrument, the 2004 Shinkle Lease, or by law to be served on or given to either party to this Agreement, Walker or Quest, by the other party shall be in writing and shall be deemed duly served when personally delivered to the party to whom it is directed or when deposited in the United States mail, first-class postage prepaid, addressed to Walker at:

W.A. Walker
c/o Gary House, Esq.
119 North Chautauqua Street
P.O. Box 6
Sedan, Kansas 67361

or to Quest at:

Quest Oil Corporation
580 2nd Street, Suite 102
Encinitas, CA 92024

With a copy to:

Stull & Wood, LLC
1320 East 1st Street
Pratt, Kansas 67124

Either party, Walker or Quest, may change its address for the purpose of this paragraph by giving written notice of that change to the other party in the manner provided in this paragraph.

XII.
Arbitration, Venue and Attorneys Fees

A. Arbitration. Any controversy or claim arising out of or relating to this Agreement the breach hereof, except as stated below, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall, except for mistakes of law, be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator, which shall, in the case of damages, be limited to actual damages proven in the arbitration, may be entered in any court having jurisdiction thereof.

There shall be a single arbitrator who shall be an existing or former judge of a court of record within the United States or an attorney in good standing admitted to practice for a period of at least ten (10) years within the United States. No arbitration shall involve parties other than the parties hereto and their respective successors and assigns or be in any respect binding with respect to any such other parties.

B. Venue. Any court or arbitral panel hearing a matter arising out of this Agreement shall take place in the county of San Diego, State of California.

C. Procedure. The parties to any arbitration arising hereunder shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration and to use and exercise all of the same rights, remedies and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as if the subject matter of the arbitration were pending in a civil action before a court of highest jurisdiction in the state where the arbitration is held. The arbitrator shall have the power to enforce said discovery by imposition of same terms, conditions, consequences, liabilities, sanctions and penalties as can be or maybe imposed in like circumstances in a civil action by a court of highest jurisdiction of the state in which the arbitration is held, except the power to order the arrest or imprisonment of a person.

D. Attorneys Fees. If any party commences an action, either arbitration or court proceedings, against any other party arising out of or in connection with this Agreement, the prevailing party or parties shall be entitled from the losing party or parties, both attorney’s fees and costs of the arbitration and/or suit as part of the judgment rendered.

XIII.

Binding on Heirs

All of the terms and provisions of this instrument shall inure to the benefit of and shall be binding on the heirs, executors, administrators, representatives, successors, and assigns of each of the parties to this agreement.

XIV.

Sole and Only Agreement

This instrument constitutes the sole and only agreement between the parties respecting the 2004 Shinkle Lease or the assignment of the 2004 Shinkle Lease by Walker to Quest, and correctly sets forth the obligations of Walker and Quest to each other as of its date. Any agreements or representations respecting the 2004 Shinkle Lease or its assignment to Quest not expressly set forth in this instrument are null and void.

XV.

Modification

This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

XVI.

Governing Law

This Agreement, including the Exhibits contained and incorporated herein, shall be governed by the laws of the State of Kansas.

XVII.

Counterparts

This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

SO AGREED:

SELLER:

W.A. Walker

/s/ W.A. Walker

____________________________

PURCHASER:

Quest Oil Corporation
a Nevada Corporation

/s/ Joseph F. Walen
____________________________________
By: Joseph F. Wallen
Its: Chief Financial Officer